Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aerpio Therapeutics, Inc. 2011 Equity Incentive Plan, Aerpio Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan, and Aerpio Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan, of our report dated March 15, 2018, with respect to the consolidated financial statements of Aerpio Pharmaceuticals, Inc., included in its Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 6, 2018